Exhibit 10.2

SUBORDINATED PROMISSORY NOTE

£562,490,000	September 8, 2017

1. FOR VALUE RECEIVED, ONIX INVESTMENTS UK LTD, a private limited company incorporated under the laws of England and Wales (the “Maker”), and a wholly owned Subsidiary of PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the “Guarantor”), HEREBY PROMISES TO PAY to the order of JBS S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Payee”), the principal amount of Five Hundred Sixty Two Million Four Hundred Ninety Thousand Pounds Sterling (£562,490,000) or, if less, the aggregate unpaid principal amount of this Note, on the Maturity Date, subject to the provisions herein. This Note is being delivered pursuant to the Share Purchase Agreement, dated as of September 8, 2017 (the “Purchase Agreement”), by and among the Maker, the Payee, the Guarantor and GRANITE HOLDINGS S.À R.L, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10 avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 200528, as the same may be amended or modified. This Note is the “Subordinated Promissory Note” referenced in the Purchase Agreement.

2. Payments.

(a) Repayment of Note. On the Maturity Date, the Maker shall pay to the Noteholder the aggregate principal amount of the Note outstanding.

(b) Interest. Interest on the outstanding principal balance of the Note shall accrue at the rate per annum equal to (i) from and after November 8, 2017 and prior to January 7, 2018, 4.00%, (ii) from and after January 7, 2018 and prior to March 8, 2018, 6.00% and (iii) from and after March 8, 2018, 8.00%. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed from and including the date hereof to the Maturity Date. Such interest shall be payable on the last Business Day of each month, commencing with November 2017, and ending on the Maturity Date or such earlier date on which the principal of this Note is paid in full.

(c) Funding Fee. The Maker agrees that if any principal amount of this Note remains outstanding on the Funding Fee Date, the Maker shall pay to the Noteholder on the Funding Fee Date a fee equal to 1.50% of the aggregate principal amount then outstanding.

(d) Default Rate. If the Maker fails to pay, when due, any amount owed under this Note, all overdue amounts owed under this Note (including, to the extent permitted by law, unpaid interest) shall accrue interest at the Default Rate until all overdue amounts have been paid in full.

(e) Mandatory Prepayments. If the Guarantor or any of its Subsidiaries incurs or issues any unsecured Indebtedness after the date hereof, the Maker, to the extent permitted by Section 6.01(t) of the Credit Agreement as in effect on the date hereof, shall, on or prior to the date that is five Business Days after the incurrence or issuance of such Indebtedness, prepay the principal of this Note, together with accrued and unpaid interest thereon, in an amount equal to the Net Proceeds of such Indebtedness.

(f) Optional Prepayment. Subject to the provisions herein (including, without limitation, the subordination provisions of Section 3), the Maker may, at any time prior to the Maturity Date, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day; provided that the Maker shall give the Noteholder irrevocable notice of each prepayment no later than 3:00 p.m., New York City time, on the Business Day immediately preceding such prepayment. Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.

(g) Other Terms. Payments of principal hereof and interest hereon shall be made to such account of the Noteholder located in New York, New York as the Noteholder may designate in writing to the Maker. Except as otherwise provided herein, any payment hereunder which would be payable on a day which is not a Business Day shall instead be due and payable on the Business Day next following such date for payment, and interest shall continue to accrue to but not including such Business Day.

(h) Exchange Rates. All payments hereunder shall be made in Dollars and in immediately available funds. For purposes of determining the Dollar equivalent of amounts denominated in pounds sterling payable hereunder (including principal, interest and fees), and the pounds sterling equivalent of the reduction in the principal amount of this Note upon the making of any voluntary or mandatory prepayment hereunder, such equivalent amount will be determined at the rate of exchange quoted by the Reuters World Currency Page (https://www.reuters.com/finance/currencies) for the applicable currency at 5:00 p.m. (New York City time) on the Business Day immediately prior to the applicable date of payment or prepayment (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Maker and the Noteholder, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Noteholder selects in its reasonable discretion).

3. Subordination Provisions.

(a) Payment Provisions. Notwithstanding anything to the contrary herein, until the Senior Obligations shall have been Paid in Full, no payment or prepayment of principal of or interest on this Note may be made, directly or indirectly to the Noteholder, if at the time of such payment or prepayment:

(i)	the Maker, the Guarantor or any of their respective properties are subject to any Insolvency Proceeding;

(ii)	a payment default shall have occurred and be continuing with respect to any Senior Obligations; or

(iii)	a Payment Blockage Period shall have occurred and be continuing.

(b) Payment Over. If the Noteholder shall receive any payment in violation of the terms of this Section 3, it shall hold such payment in trust for the benefit of the Senior Creditors and forthwith pay it over to the Senior Debt Agent, for application in accordance with the Senior Debt Documents.

(c) Insolvency Proceedings; Acceleration of Senior Obligations. (i) In the event of any Insolvency Proceeding relative to the Maker or the Guarantor or their respective properties or any acceleration of any Senior Obligations, then all of the Senior Obligations shall first be Paid in Full before the Noteholder may receive and retain any payment (whether in cash, securities, property or otherwise) upon this Note, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the Senior Debt Agent to the extent of any unpaid Senior Obligations, unless and until all such Senior Obligations are Paid in Full, except that the Noteholder may receive shares of stock and any debt securities that are subordinated to such Senior Obligations, and to any debt securities received by holders of Senior Obligations, to at least the same extent as this Note is subordinated to the Senior Obligations.

(ii) In the event that, notwithstanding the foregoing, upon any such Insolvency Proceeding, any payment or distribution of the assets of the Maker or the Guarantor of any kind or character, whether in cash, property or securities, shall be received by the Noteholder in respect of this Note before all Senior Obligations are Paid in Full, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Senior Debt Agent to the extent any Senior Obligations have not been Paid in Full after giving effect to any concurrent payment or distribution to the Senior Debt Agent.

(d) Standstill; Certain Other Agreements. (i) The Noteholder agrees that, until the earlier to occur of the Maturity Date (as such date may be extended from time to time pursuant to Section 6 below) or the date the Senior Obligations are Paid in Full, (A) if a payment default shall have occurred and be continuing with respect to any Senior Obligations or a Payment Blockage Period shall have occurred and be continuing or if an Insolvency Proceeding shall have commenced, it will not take or demand or sue for (including by set-off or in any other manner) any payment of all or any part of this Note and (B) it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Maker or the Guarantor. The failure to make a payment pursuant to this Note by reason of any provision in this Section 3 shall not be construed as preventing the occurrence of a Default hereunder. Except as provided in this paragraph (d), nothing in this Section 3 shall have any effect on the right of the Noteholder to accelerate the maturity of this Note during the continuance of an Event of Default.

(ii) The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to the Noteholder, without incurring any responsibility to the Noteholder, and without impairing or releasing any of the rights of any of the Senior Creditors, or any of the obligations of the Noteholder:

(A)	change the amount or terms of or renew or extend any Senior Obligations or amend any Senior Debt Document, as the case may be, in any manner or enter into or amend in any manner any other agreement relating to any Senior Obligations;

(B)	sell, exchange, release or otherwise deal with any property at any time pledged or mortgaged or subject to any lien to secure any Senior Obligations;

(C)	release anyone liable in any manner for the payment or collection of any Senior Obligations; and

(D)	exercise or refrain from exercising any rights against the Maker, the Guarantor or any other Person (including the Noteholder).

(e) Subrogation. After all Senior Obligations are Paid in Full and until this Note is paid in full, the Noteholder shall be subrogated to the rights of the holders of such Senior Obligations to receive distributions applicable to such Senior Obligations. A distribution made under this paragraph (e) to holders of such Senior Obligations which otherwise would have been made to the Noteholder is not, as between the Maker and the Guarantor, on the one hand, and the Noteholder, on the other hand, a payment by the Maker or the Guarantor on such Senior Obligations.

(f) Acknowledgement of Subordination and Payment Restrictions. The subordination provisions contained herein are for the benefit of the Senior Debt Agent, the Senior Creditors and their respective successors and assigns and, notwithstanding anything in Section 12(b) hereof, may not be rescinded or cancelled or modified in any way without the prior written consent of the Senior Debt Agent. The Senior Obligations shall have the benefit of these subordination provisions even if all or part of the Senior Obligations or the security interests securing any of the Senior Obligations are subordinated, set aside, avoided or disallowed in any Insolvency Proceeding, and if any of the Senior Obligations is rescinded or must otherwise be returned by any holder of the Senior Obligations. The Noteholder, by its acceptance of this Note, hereby expressly acknowledges and agrees to the subordination provisions and payment restrictions contained herein. The subordination provisions contained herein apply equally to the Guaranty, and to the rights of the Noteholder to proceed against the Guarantor and to receive and retain any payment in respect of the Guaranty.

4. Notice of Default. The Maker covenants and agrees that, for so long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied, unless waived by the Noteholder, the Maker shall promptly give notice to the Noteholder of any Default or Event of Default hereunder and any Default or Event of Default under the Credit Agreement.

5. Fundamental Changes. So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied neither the Maker nor the Guarantor shall merge or consolidate with or into any Person nor sell all or substantially all of their assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Maker or the Guarantor may merge or consolidate with any Person, provided that (i) the Maker or the Guarantor, as applicable, shall be the continuing or surviving Person or (ii) (x) if the Maker or the Guarantor, as applicable, shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Maker or the Guarantor, as applicable, hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder and (y) in the case of the Maker, such surviving Person shall be a corporation or limited liability company organized under the laws of the United Kingdom (each such merger or consolidation, a “Permitted Merger”).

6. Events of Default. The following are “Events of Default”:

(a) The Maker fails to pay any principal of this Note as and on the date when due;

(b) The Maker fails to pay any interest or fees on this Note as and on the date when due and such failure shall continue unremedied for more than three Business Days;

(c) The Maker or the Guarantor fails to perform or observe any term, covenant or agreement contained in Section 4 or 5 hereof;

(d) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, reorganization or other relief in respect of the Maker, the Guarantor or any Subsidiary of the Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker, the Guarantor or any Subsidiary of the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) The Maker, the Guarantor or any Subsidiary of the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (d) of this Section 6; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker, the Guarantor or any Subsidiary of the Guarantor or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing;

(f) the maturity of any of the Senior Obligations shall have been accelerated following any Event of Default (as defined in the Credit Agreement as in effect on the date hereof);

(g) the Guaranty of the Guarantor ceases, for any reason, to be in full force and effect, or the Maker or the Guarantor so asserts; or

(h) any representation or warranty made by the Maker or the Guarantor in Sections 4.01, 4.02, 4.03 or 4.04 of the Purchase Agreement is incorrect in any material respect on the date as of which such representation or warranty is made;

provided that, if the Maker fails to pay any principal of, or any interest or fees on, this Note solely as a result of the Guarantor not meeting the conditions for repayment set forth in Section 6.01(t) of the Credit Agreement as in effect on the date hereof, such failure shall not be a Default or an Event of Default; provided, further, that if such failure continues to be in effect as of the Maturity Date, the Maturity Date shall automatically be extended to the earlier of (x) the first Business Day on which the Maker or the Guarantor is permitted to pay such principal of, or interest or fees on, this Note under Section 6.01(t) of the Credit Agreement as in effect on the date hereof and (y) the date the Credit Agreement is terminated and all of the Senior Obligations are Paid in Full; provided, further, that, for the avoidance of doubt, the second immediately preceding proviso shall not prejudice any right of the Noteholder under any paragraph of this Section 6 other than paragraphs (a) and (b).

Upon the occurrence of an Event of Default, the Noteholder, by notice to the Maker, may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in paragraph (d) or (e) above with respect to the Maker or the Guarantor, all sums outstanding hereunder, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

7. Guaranty.

(a) Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Maker to the Noteholder under this Note (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Noteholder in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Maker under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Maker of any proceeding under any Debtor Relief Laws (such obligations, the “Guaranteed Obligations” and such guaranty, the “Guaranty”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b) Rights of Noteholder. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Note. The Guarantor consents and agrees that the Noteholder may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (i) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (ii) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (iii) apply such security and direct the order or manner of sale thereof as the Noteholder in its sole discretion may determine; and (iv) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

(c) Certain Waivers. The Guarantor waives (i) any defense arising by reason of any disability or other defense of the Maker or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Noteholder) of the liability of the Maker; (ii) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Maker; (iii) any right to require the Noteholder to proceed against the Maker, proceed against or exhaust any security for the Indebtedness evidenced by this Note, or pursue any other remedy in the Noteholder’s power whatsoever; (iv) any benefit of and any right to participate in any security now or hereafter held by the Noteholder; and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

(d) Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Noteholder and shall forthwith be paid to the Noteholder to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(e) Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Maker or the Guarantor is made, or the Noteholder exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Noteholder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Noteholder is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

8. Taxes. (a) Any and all payments by or on account of any obligation of the Maker under this Note shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If the Maker shall be required by any applicable laws (as determined in good faith by the Maker) to withhold or deduct any Taxes from any payment, then to the extent that amounts are so deducted and withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Note as having been paid to the Noteholder.

(b) Without limiting the provisions of paragraph (a) above, the Maker shall timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes.

(c) The Maker shall indemnify the Noteholder, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Other Taxes (including Other Taxes imposed or asserted on or attributable to amounts payable under this Section 8) payable or paid by the Noteholder or required to be withheld or deducted from a payment to the Noteholder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Maker by the Noteholder shall be conclusive absent manifest error.

(d) Upon request by the Maker or the Noteholder, as the case may be, after any payment of Taxes (other than income Taxes) on amounts payable under this Note to a governmental authority as provided in this Section 8, the Maker shall deliver to the Noteholder or the Noteholder shall deliver to the Maker, as the case may be, the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Maker or the Noteholder, as the case may be.

(e) By its acceptance of this Note, the Noteholder agrees that if it determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Maker, it shall pay to the Maker an amount equal to such refund (but only to the extent of indemnity payments made by the Maker under this Section 8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Noteholder, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Maker, upon the request of the Noteholder, agrees to repay the amount paid over to the Maker (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Noteholder in the event the Noteholder is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this subsection, in no event will the Noteholder be required to pay any amount to the Maker pursuant to this subsection the payment of which would place the Noteholder in a less favorable net after-Tax position than the Noteholder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Noteholder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Maker or any other Person.

(f) Each party’s obligations under this Section 8 shall survive any assignment of rights by, or the replacement of, the Payee and the repayment, satisfaction or discharge of all obligations under this Note.

9. Securities Demand. The Guarantor agrees, upon the request of the Payee after the receipt of a Securities Demand (as defined below), to engage one or more investment banks reasonably satisfactory to the Payee (collectively, the “Investment Bank”) to publicly sell or privately place debt or equity securities of the Guarantor, the Maker or another Subsidiary of the Guarantor (the “Securities”) that will provide proceeds in an amount sufficient to repay all or any portion of the principal and other amounts outstanding under this Note. At any time and from time to time (but on no more than three occasions) on or after October 8, 2017, within 10 Business Days after receipt of notice from the Noteholder (a “Securities Demand”), the Guarantor will use commercially reasonable efforts to consummate an offering of the Securities, the Net Proceeds of which shall be used to repay this Note; provided that the terms and conditions of the Securities (including the type of Securities, the issuer of the Securities, maturity, ranking, interest rate, yields and redemption prices) shall be determined by the Guarantor and the Investment Bank (and shall be commercially reasonable based on prevailing market conditions at the time, as determined in the reasonable judgment of management and the Board of Directors of the Guarantor).

10. Successors and Assigns; Transfer and Exchanges. The provisions of this Note shall be binding upon and inure to the benefit of the Maker, the Guarantor and the Payee and their respective successors and assigns permitted hereby, except that neither the Maker nor the Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may (i) sell or otherwise transfer this Note (A) (I) to an Affiliate of the Payee at any time or (II) upon the occurrence and during the continuation of an Event of Default, to any Person or (B) with the Maker’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) assign this Note to its lenders as collateral at any time.

11. Definitions. As used in this Note, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, any other Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Person specified, whether through the ability to exercise voting power, by contract or otherwise.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, London or São Paulo are authorized or obligated by applicable Law or executive order to close.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2017 (together with all exhibits and schedules thereto and as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified in writing from time to time) among the Guarantor, To-Ricos, Ltd. and To-Ricos Distribution, Ltd., as borrowers, certain subsidiaries of the Guarantor, Coöperatieve Rabobank U.A., New York Branch, as administrative agent and collateral agent, and the other financial institutions party thereto, true and complete copies of which have been provided to Payee.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, the United Kingdom, Brazil or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate”, at any time, means a rate per annum equal to 2.00% above the rate of interest set forth in Section 2 applicable at such time.

“Dollar” means lawful money of the United States.

“Events of Default” has the meaning specified in Section 6.

“Funding Fee Date” means March 8, 2018.

“Guaranteed Obligations” has the meaning specified in Section 7(a).

“Guarantor” has the meaning specified in Section 1.

“Guaranty” has the meaning specified in Section 7(a).

“Indebtedness” of any Person means all obligations of such Person for borrowed money.

“Insolvency Proceeding” means (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, reorganization or other relief in respect of the Maker or the Guarantor or their respective debts, or of a substantial part of their respective assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Maker or the Guarantor or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered or (b) any of the Maker or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of their respective assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (v) make a general assignment for the benefit of creditors.

“Investment Bank” has the meaning specified in Section 9.

“Maker” has the meaning specified in Section 1.

“Maturity Date” means September 6, 2018, or if such day is not a Business Day, the preceding Business Day, as may be extended pursuant to Section 6.

“Net Proceeds” means, with respect to any issuance of unsecured Indebtedness or Securities, but only as and when received by the Guarantor or any of its Subsidiaries, (a) the cash proceeds received in respect of such unsecured Indebtedness or Securities including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments); net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Guarantor) in connection with such event, (ii) all out-of-pocket expenses reimbursed to Affiliates of the Guarantor in connection with such event and (iii) the amount of all Taxes and Tax Distributions paid (or reasonably estimated to be payable), including in connection with the grant, exercise, conversion or vesting of any award of equity interests of the Guarantor, in each case during the fiscal year or period that such event occurred or the next succeeding fiscal year or period and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer); provided that, to the extent that any such reserves are not utilized by the Guarantor or its Subsidiaries to fund the applicable liabilities prior to the end of such succeeding fiscal year or period, the amount of such unutilized reserves shall constitute “Net Proceeds”.

“Note” means this Subordinated Promissory Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Noteholder” means the Payee and its permitted successors and assigns.

“Other Connection Taxes” means, with respect to the Payee, Taxes imposed as a result of a present or former connection between the Payee and the jurisdiction imposing such Tax (other than connections arising from the Payee having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Note, or sold or assigned an interest in this Note).

“Other Taxes” means all present or future stamp, court or documentary intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to this Note, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” means, with respect to Senior Obligations, the payment in full in cash and other satisfaction in full of such obligations in accordance with the terms of the applicable Senior Debt Document.

“Payee” has the meaning specified in Section 1.

“Payment Blockage Notice” means a notice by the Senior Debt Agent (a) stating that one or more Events of Default shall have occurred and be continuing under (and as defined in) the applicable Senior Debt Document (and listing such Events of Default(s) in reasonable detail), and (b) directing that all payments under this Note be subject to Section 3(b).

“Payment Blockage Period” means the period commencing from the receipt by the Maker, the Guarantor or the Noteholder of a Payment Blockage Notice and ending on the earliest to occur of (a) the date on which the Events of Default(s) listed in such Payment Blockage Notice shall have been cured or waived in accordance with the terms of the Senior Debt Documents, (b) if arising as a result of any default other than a payment default, 180 days from the commencement of such period, or (c) the revocation, withdrawal or termination of such Payment Blockage Notice by the Senior Debt Agent.

“Permitted Merger” has the meaning specified in Section 5.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Purchase Agreement” has the meaning specified in Section 1.

“Securities” has the meaning specified in Section 9.

“Securities Demand” has the meaning specified in Section 9.

“Senior Creditors” means the holders of the Senior Obligations.

“Senior Debt Agent” means the “Administrative Agent” as defined in the Credit Agreement.

“Senior Debt Documents” means collectively, the “Loan Documents” as defined in the Credit Agreement.

“Senior Obligations” means, collectively, the “Secured Obligations” under, and as defined in, the Credit Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the voting power general partnership interests) are, as of such date, owned, controlled or held; or (b) in which, as of such date, the parent is the controlling general partner or otherwise possesses the ability (without the consent of any other Person but giving effect to any contractual arrangements with third Persons) to control at least a majority of the directors (or the functional equivalent) of such Person (whether by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent).

“Taxes” has the meaning set forth in the Purchase Agreement.

“Tax Distribution” means, with respect to any Person, any dividend or other distribution to any direct or indirect member of an affiliated group that files a consolidated U.S. Federal tax return with such Person, in accordance with any tax sharing agreement or similar arrangement in each case in an amount not in excess of the amount that such Person (or such Person and its subsidiaries) would have been required to pay in respect of Federal, State or local Taxes, as the case may be, in respect of such year if such Person had paid such Taxes directly as a stand-alone taxpayer (or on behalf of a stand-alone group).

The definitions in Section 11 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

12. Miscellaneous.

(a) Section Headings. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

(b) Amendments and Waivers. No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Maker or the Guarantor shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c) Setoff. All payments hereunder shall be made without setoff, recoupment or counterclaim of any kind.

(d) Notices. Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or by electronic transmission to the address provided from time to time by such party. All notices and other communications shall be effective upon receipt.

(e) Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and upon surrender or cancellation of this Note if mutilated, the Maker shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at the Noteholder’s expense.

(f) Expenses. The Maker agrees to pay all reasonable expenses incurred by the Noteholder, including all reasonable and documented attorneys’ fees and expenses incurred by the Noteholder, in each case in connection with the collection, enforcement or protection of its rights following an Event of Default in connection with this Note. The obligations of the Maker under this Section shall survive the termination of this Note.

(g) Severability. If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h) GOVERNING LAW; JURISDICTION. THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. EACH OF THE MAKER AND THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE MAKER AND THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE MAKER OR THE GUARANTOR AT ITS ADDRESSES SET FORTH BENEATH ITS SIGNATURE HERETO AND WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, THE MAKER IRREVOCABLY APPOINTS THE GUARANTOR AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS IN CONNECTION WITH THIS NOTE. EACH OF THE MAKER AND THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(i) WAIVER OF JURY TRIAL. THE MAKER, THE GUARANTOR AND, BY ITS ACCEPTANCE OF THIS NOTE, THE NOTEHOLDER EACH WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j) ENTIRE AGREEMENT. THIS NOTE REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the Maker and the Guarantor have executed and delivered this Note as of the date first written above.

ONIX INVESTMENTS UK LTD

By:	/s/ Fabio Sandri
Name:	Fabio Sandri
Title:	Sole Director

Address: 1770 Promontory Circle

Greeley, Colorado, 80634

PILGRIM’S PRIDE CORPORATION

By:	/s/ Fabio Sandri
Name:	Fabio Sandri
Title:	CFO

Address: 1770 Promontory Circle

Greeley, Colorado, 80634

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